Exhibit 10.45

SEPARATION AND CONSULTING AGREEMENT

(James Atchison)

This Separation and Consulting Agreement (the “Agreement”), dated as of December 10, 2014, is entered into by and between James Atchison (“Atchison”) and SeaWorld Entertainment, Inc. (together with its subsidiaries and affiliates, “SeaWorld”) (which, together with its predecessors, successors, officers and directors are collectively referred to as the “Beneficiaries”).

WHEREAS, Atchison’s employment as President and Chief Executive Officer of SeaWorld will terminate on January 15, 2015 (the “Date of Termination”);

WHEREAS, SeaWorld and Atchison each desire that Atchison continue to serve as a member of the board of directors of SeaWorld (the “Board”) and as a consultant to SeaWorld for a period of time following the Date of Termination as described in this Agreement;

WHEREAS, Atchison is a participant in the SeaWorld Key Employee Severance Plan (the “KESP”) which provides for certain payments and benefits to Atchison upon a termination of employment under circumstances described under the KESP;

WHEREAS, Atchison and SeaWorld (for itself and on behalf of all the Beneficiaries) have agreed to resolve and settle any disputed claims Atchison may have with respect to events, including, but in no way limited to, any differences that might arise in connection with Atchison’s employment with SeaWorld and the termination of Atchison’s employment, in each case through the Date of Termination; and

NOW, THEREFORE, in consideration of the recitals, promises, and other good and valuable consideration specified herein, the receipt and sufficiency of which are hereby acknowledged, Atchison and SeaWorld, on behalf of all the Beneficiaries, agree as follows:

1.	TERMINATION OF EMPLOYMENT

1.1 Termination. Atchison hereby resigns, effective as of the Date of Termination, from all positions as an officer and employee of SeaWorld.

2.	PAYMENTS AND BENEFITS

2.1 Contingent Payments. Subject in each case to the expiration of the Revocation Period (as defined in Section 3.2 below), SeaWorld will pay to Atchison the amounts specified in this Section 2.1 in consideration for Atchison entering into this Agreement, specifically including the General Release (as described in Section 3 below) and other restrictive covenants identified herein:

(a) SeaWorld will pay to Atchison, in a lump sum in cash within 15 days after the expiration of the Revocation Period:

(i)	$2,443,000, which represents the sum of (x) two times Atchison’s annual base pay at the time of the Date of Termination and (y) the targeted bonus for the plan year in which the Date of Termination occurred, pursuant to Section 3.1.1 of the KESP;

(ii)	a lump sum cash payment in an amount equal to the cash value of the benefit continuation that would have been provided to Atchison for a period of 24 months following the Date of Termination (subject to the same benefit limits, co-payments, premium payments and deductibles as if Atchison had remained employed with SeaWorld) pursuant to Section 3.1.2 of the KESP;

(b) SeaWorld will amend that certain Restricted Stock Grant and Acknowledgement (Replacement Award – for Class D Units and Employee Units), dated as of April 7, 2013 and that certain Restricted Stock Award Agreement (2013 Award), dated as of April 19, 2014 (together, the “Restricted Stock Agreements”) to cause the “2.25x Performance Restricted Shares” and the “2.75x Performance Restricted Shares” (as defined in each of the Restricted Stock Agreements and, together, the “Performance Restricted Shares”) to not be forfeited on the Date of Termination and to cause the Performance Restricted Shares to continue to be eligible to vest (as if Atchison had remained continuously employed with SeaWorld) in accordance with the terms of the Restricted Stock Agreements. Atchison will be entitled to further amendment of his Restricted Stock Agreements consistent with any favorable amendments hereafter made to restricted stock agreements of other then-employed participants’ (as a group). For the avoidance of doubt, all other provisions of the Restricted Stock Agreements will remain in full force and effect (except as modified by this Agreement);

(c) Each of Atchison and his current spouse will have lifetime SeaWorld VIP Black Card(s) membership for access to all parks owned by SeaWorld from time to time; and

(d) SeaWorld will waive, or cause to be waived, the non-competition covenant contained in Sections 1(a)(i), (ii) and (iii) of each of the Restricted Stock Agreements.

2.2 Accrued Rights. Promptly following the Date of Termination, SeaWorld will pay or provide, or cause to be paid or provided, to Atchison the amounts specified in this Section 2.2:

(a) Accrued Salary. SeaWorld will pay to Atchison, in a lump sum in cash on the first scheduled payroll date occurring after the Date of Termination (or such earlier date if required by applicable law), an amount which represents, to the extent not previously paid, Atchison’s accrued base salary through the Date of Termination;

(b) Accrued Vacation. SeaWorld will pay to Atchison, in a lump sum in cash on the first scheduled payroll date occurring after the Date of Termination (or such earlier date if required by applicable law), an amount which represents Atchison’s accrued but unused vacation as of the Date of Termination, pursuant to Section 3.1.1 of the KESP; and

(c) Accrued Benefits. SeaWorld will pay or provide, or cause to be paid or provided, to Atchison such accrued and vested benefits that Atchison may be entitled under the employee benefit plans of SeaWorld (other than the KESP) in accordance with the terms of such employee benefit plans.

2.3 Board Service. SeaWorld agrees that the continued assistance of Atchison in SeaWorld’s governance will be highly beneficial to SeaWorld and, therefore, the parties hereto agree that Atchison will continue to serve as a member of the Board and, commencing on the Date of Termination, serve in the capacity of Vice Chairman of the Board. SeaWorld agrees, subject to the fiduciary duties of its Board, to nominate Atchison to serve on the Board during the Consulting Period described below. Following the Date of Termination and during Atchison’s service on the Board, Atchison will be eligible to receive compensation and benefits generally provided to other non-employee members of the Board (which currently includes an annual cash retainer of $60,000 (the “Board Cash Retainer”), an annual equity award (currently an equity award valued at $120,000 with vesting over a three year period (the “Board Equity Retainer”)), reasonable and appropriate personal security services and reasonable travel and other reimbursements) in accordance with SeaWorld’s policies, in effect from time to time.

2.4 Consulting Arrangement.

(a) SeaWorld and Atchison agree that Atchison will provide services to SeaWorld as a consultant (the “Consulting Services”) during the period beginning on the Date of Termination and ending on the third anniversary thereof (the “Consulting Period”); provided that either SeaWorld or Atchison may terminate the Consulting Period at any time upon 30 days advance written notice to the other party. During the Consulting Period, Atchison will (i) be available for consultation to the Chief Executive Officer of SeaWorld, in such manner as mutually agreed between Atchison and the Chief Executive Officer of SeaWorld, and (ii) provide such other services as mutually agreed between SeaWorld and Atchison. As a consultant to SeaWorld, Atchison will not be an employee of SeaWorld, will have no authority to act on behalf of SeaWorld (except as expressly provided in this Agreement), and will not participate in the Company’s incentive and employee benefit plans (except with respect to the Restricted Stock Agreements as provided in Section 2.1(b)).

(b) During the Consulting Period, SeaWorld will (i) pay a consulting fee of $440,000 per annum, payable in monthly installments in arrears for Atchison’s Consulting Services (the “Consulting Fee”) and (ii) provide an office and secretarial assistance commensurate with the level of Atchison’s Consulting Services from time to time. In addition, during the Consulting Period, Atchison will be entitled to reimbursement for reasonable travel and other expenses (to the extent reasonably necessary for the performance of the Consulting Services) in accordance with SeaWorld’s policies, in effect from time to time, applicable to consultants of SeaWorld (and absent such policies, then as applicable to senior officers of Sea World).

(c) During the Consulting Period unless otherwise determined by SeaWorld, Atchison will also serve as (i) the Chairman and Executive Director of the SeaWorld & Busch Gardens Conservation Fund, (ii) the primary liaison on behalf of SeaWorld to conservation organizations and partners of SeaWorld (such as the Hubbs-SeaWorld Research Institute), (iii) the primary liaison on behalf of SeaWorld to key third-party partners (such as corporate sponsors, Sesame Workshop, industry organizations, and zoological organizations) and (iv) advise with respect to SeaWorld’s efforts with respect to existing and future international development projects.

(d) In the event Atchison fails to be re-elected to serve on the Board at an annual stockholders meeting of SeaWorld, then the annual Consulting Fee will thereafter be increased by an amount equal to the Board Cash Retainer plus the cash value of the Board Equity Retainer (the “Enhanced Consulting Fee”). In the event Atchison resigns from the Board and/or voluntarily terminates the Consulting Period, then Atchison shall not be entitled to any further payments under this Section 2.4. In the event Atchison ceases to be a member of the Board for any other reason and/or SeaWorld terminates the Consulting Period (except because Atchison has resigned from the Board), then Atchison shall be entitled to receive a lump sum payment equal to the Consulting Fee (or, if applicable, the Enhanced Consulting Fee) that would have been payable for the remainder of the Consulting Period but for the termination thereof by SeaWorld.

(e) Sea World will indemnify and hold Atchison harmless, and cover him under any contract of directors and officers liability insurance that covers other members of the Board, for all acts and omissions to act pursuant to this Agreement during the Consulting Period on the same basis and to the same extent as is provided to officers of Sea World, to the extent he is not otherwise indemnified and covered as an insured as a member of the Board. Such indemnification and insurance coverage will continue following termination of the Consulting Period for all time thereafter for which Atchison may be subject to liability for such acts and omissions occurring during the Consulting Period.

2.5 Tax Withholding. During the Consulting Period, Atchison shall be solely responsible for the payment of any applicable Federal, state or local taxes and SeaWorld will not withhold any amounts from the payments made to Atchison during the Consulting Period; provided, however, that SeaWorld may withhold from any amounts payable under Sections 2.1 and 2.2 of this Agreement such Federal, state and local income, employment and other taxes as may be required to be withheld in respect of such payments under Sections 2.1 and 2.2 of this Agreement pursuant to any applicable law or regulation.

2.6 Full Satisfaction of Potential Claims. Atchison hereby acknowledges and agrees that his receipt and satisfaction of all payments and benefits provided in this Section 2 of this Agreement will constitute full and final payment, accord and satisfaction of any and all potential claims described in the General Release (as defined in Section 3 of this Agreement) against SeaWorld and the Beneficiaries (subject to the terms and limitations in the General Release).

3.	RELEASE; REPRESENTATIONS

3.1 General Release. For and in consideration of the payment of the amounts and the provision of the benefits described in Section 2.1 of this Agreement and the Consulting Services arrangement described in Section 2.4 of this Agreement, Atchison hereby agrees to execute, on the Date of Termination, a release of all claims against the Beneficiaries in the form attached as Exhibit I hereto (the “General Release”).

3.2 Atchison’s Representations and Warranties. Atchison represents that he has read carefully and fully understands the terms of this Agreement, and that Atchison has been advised to consult with an attorney and has availed himself of the opportunity to consult with an attorney prior to signing this Agreement. Atchison acknowledges and agrees that he is executing this Agreement willingly, voluntarily and knowingly, of his own free will, in exchange for the payments and benefits described in Section 2.1 of this Agreement and the Consulting Services arrangement described in Section 2.4 of this Agreement, and that he has not relied on any representations, promises or agreements of any kind made to him in connection with his decision to accept the terms of this Agreement, other than those set forth in this Agreement. Atchison further acknowledges, understands, and agrees that as of the Date of Termination his employment with SeaWorld shall terminate, that the provisions of Section 2.1 of this Agreement and the Consulting Services arrangement described in Section 2.4 of this Agreement are in lieu of any and all payments and benefits to which Atchison may otherwise be entitled to receive pursuant to the KESP or any other plan, contract or arrangement between Atchison and SeaWorld, that Atchison will not be reemployed by SeaWorld, and that Atchison will not apply for or otherwise seek employment with SeaWorld or any of its parents, companies, subsidiaries, divisions or affiliates. Atchison understands that, except as otherwise expressly provided for under this Agreement, he will not receive any payments or benefits under Section 2.1 of this Agreement or the Consulting Services arrangement described in Section 2.4 of this Agreement until the seven (7) day revocation period provided for under the General Release has passed, and then, only if he has not revoked the General Release (such period during which no such revocation has occurred, the “Revocation Period”). If the General Release is not executed and delivered to the Company or is revoked, Atchison also shall resign from the Board.

4.	EFFECTS OF SETTLEMENT; WAIVER OF JURY TRIAL

4.1 No Admission. Atchison and SeaWorld, on behalf of the Beneficiaries, agree that the payments and benefits by SeaWorld, and the acceptance by Atchison of the same, all as provided in Section 2 of this Agreement, and the execution of this Agreement are the result of a compromise of disputed claims, and shall never for any purpose be considered an admission of liability or responsibility by SeaWorld and the Beneficiaries, and SeaWorld, on behalf of the Beneficiaries, expressly denies any liability.

4.2 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED HEREIN. Each of the parties hereto also waives any bond or surety or security upon such bond, which might, but for this waiver, be required of any of the other parties. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement or the General Release, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Each of the parties hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on the waiver in entering into this Agreement, and that each will continue to rely on the waiver in their related future dealings. Each of the parties hereto further warrants and represents that each has reviewed this waiver with his or its legal counsel and that each knowingly and voluntarily waives his or its jury trial rights following consultation with legal counsel. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and the waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

5.	RESTRICTIVE COVENANTS; COOPERATION

5.1 Disparaging Statements. Atchison shall not at any time make any release or statement about SeaWorld or the Beneficiaries regarding any of the foregoing’s financial status, business, compliance with laws, ethics, members, managing members, partners, personnel, directors, officers, employees, consultants, agents, services, business methods or otherwise, which is intended to or could disparage any of the foregoing, or otherwise degrade the reputation of any of the foregoing in the business, industry or legal community in which any such person operates; provided that Atchison shall be permitted to (a) reasonably defend himself against any public statement made by SeaWorld or a Beneficiary, as applicable, that disparages Atchison, but only if statements made in such defense are not false statements and (b) provide truthful testimony in any legal proceeding or process. Sea World (via any official statement), its officers and its directors shall not at any time make any release or statement about Atchison regarding Atchison which is intended to or could disparage Atchison or otherwise degrade Atchison’s reputation in the business community; provided that all such persons shall be permitted to (c) reasonably defend itself or him/herself against any public statement made by SeaWorld or a Beneficiary, as applicable, that disparages such person, but only if statements made in such defense are not false statements and (d) provide truthful testimony in any legal proceeding or process.

5.2 Restrictive Covenants. Atchison agrees and acknowledges that, except as may be expressly otherwise agreed by the parties in this Agreement, the restrictive covenants set forth in Appendix A of the Restricted Stock Agreements shall continue in full force and effect pursuant to their terms and are incorporated by reference herein and made a part hereof; provided, however, that, as set forth at Section 2.1(d), Sections 1(a)(i), (ii) and (iii) of Appendix A of the Restricted Stock Agreements and Section 1.2.1 of the KESP shall not apply or be of further force and effect and SeaWorld hereby waives Atchison’s obligations to comply with Sections 1(a)(i), (ii) and (iii) of Appendix A of the Restricted Stock Agreements and Section 1.2.1 of the KESP. Atchison further agrees and understands that his obligations set forth in this Section 5.2 (including the restrictive covenants incorporated by reference herein) are separate from any other provisions in this Agreement and that any breach of the provisions of this Section 5.2 may be treated by SeaWorld and the Beneficiaries as a breach for which Atchison may be separately liable, and for which SeaWorld may, seek any remedies to which it is entitled as set forth in the Restricted Stock Agreements or otherwise at law or in equity.

5.3 Cooperation. Atchison will fully cooperate with any request made by SeaWorld relating to or arising out of any of the matters that Atchison worked on, learned of or became familiar with or that occurred during Atchison’s employment with SeaWorld, including, but not limited to, disputes, claims, investigations, proceedings or litigation arising out of or relating to such matters. If Atchison incurs any expense as the result of Atchison’s cooperation with any such request, reasonable and documented expenses will be reimbursed to Atchison by SeaWorld.

6.	GOVERNING LAW; RESOLUTION OF DISPUTES

6.1 Governing Law.

This Agreement and the General Release shall each be governed and interpreted in accordance with and enforced in all respects pursuant to the laws of the State of Florida, irrespective of the choice of law rules of that or any other jurisdiction that direct the application of the laws of any jurisdiction other than the State of Florida, which is the principal place of operation of the Beneficiaries.

6.2 Resolution of Disputes

Any disagreement or controversy arising out of or relating to this Agreement (other than with respect to Sections 5.1 and 5.2) shall be exclusively resolved through the SeaWorld Dispute Resolution Program, which includes final and binding arbitration of covered claims.

7.	SEVERABILITY

If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement or the remaining portion of a partially invalid provision, which shall remain in force, and the provision in question shall be modified by the court so as to be rendered enforceable.

8.	CONSTRUCTION

Each party and its counsel have reviewed this Agreement and the General Release and have been provided the opportunity to review this Agreement and the General Release and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or the General Release. Instead, the language of all parts of this Agreement and the General Release shall be construed as a whole, and according to their fair meaning, and not strictly for or against either party.

9.	ACCEPTANCE AND EFFECTIVENESS

This Agreement shall become effective immediately upon Atchison’s execution of this Agreement; provided, however, that the parties’ obligations hereunder (except with respect to Sections 1, 9 and 10) shall not become effective until the eighth (8th) day following the date of execution of the General Release, so long as Atchison has not then revoked the General Release.

10.	ENTIRE AGREEMENT; COUNTERPARTS

10.1 This Agreement and the General Release together set forth the entire agreement between the parties hereto and fully supersede any and all prior agreements or understandings, including, without limitation, the KESP, between the parties hereto pertaining to the subject matter hereof.

10.2 This Agreement may be executed in one or more counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.	SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, permitted assigns and legal representatives.

12.	SECTION 409A

Anything in this Agreement to the contrary notwithstanding: The parties intend that all payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder (collectively “Section 409A”) and, accordingly, this Agreement shall be interpreted in a manner in compliance therewith and to the maximum extent reasonably possible to maintain the original intent and business economic arrangement contemplated hereunder. No amount otherwise payable pursuant to Atchison’s termination of employment pursuant shall be paid unless such termination constitutes a “separation from service” with the Sea World under Section 409A. To the maximum extent permitted by applicable law, amounts payable to Atchison shall be made in reliance upon the exception for certain involuntary terminations under a separation pay plan or as short-term deferral under Section 409A. To the extent any amount payable upon Atchison’s separation from service does not satisfy such exception and is nonqualified deferred compensation under Section 409A payable to him as a “specified employee” thereunder, then to the extent required under Section 409A payment of such amounts shall be postponed until six (6) months following the date of Atchison’s separation from service (or until any earlier date of his death), upon which date all such postponed amounts shall be paid to him in a lump sum, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Separation and Consulting Agreement effective as of the date first above written.

SEAWORLD ENTERTAINMENT, INC.

By:	/s/ G. Anthony (Tony) Taylor
Title: Chief Legal and Corporate Affairs Officer, General Counsel and Corporate Secretary

JAMES ATCHISON

/s/ James Atchison

Exhibit I

CONFIDENTIAL AGREEMENT AND

RELEASE AND WAIVER OF CLAIMS

This Confidential Agreement and Release and Waiver of Claims (the “Release”) is made and delivered by James Atchison (“Employee”) of Orange County, Florida to SEAWORLD ENTERTAINMENT, INC., a Delaware corporation, with its principal offices at 9205 South Park Center Loop, Orlando, Florida, 32819, and any of its parents, subsidiaries or affiliates (collectively referred to as “SeaWorld”).

WHEREAS, Employee and SeaWorld has entered into a Separation and Consulting Agreement, dated as December 10, 2014 (the “Separation Agreement”);

WHEREAS, Employee and SeaWorld (for itself and on behalf of all the Beneficiaries, as defined in the Separation Agreement) have agreed to resolve and settle any disputed claims Employee may have with respect to events, including, but in no way limited to, any differences that might arise in connection with Employee’s employment with SeaWorld and the termination of Employee’s employment, in each case through the date of this Release;

IN CONSIDERATION of the mutual promises exchanged below, SeaWorld and Employee agree as follows:

Consideration

1.	Employee acknowledges and agrees that Employee would not receive all the payments and benefits specified in Section 2.1 the Separation Agreement and the Consulting Services arrangement described in Section 2.4 of the Separation Agreement but for Employee’s execution of this Release and Employee’s fulfillment of its terms. Neither the making of this Release, nor anything contained in it, shall in any way be construed or considered to be an admission by SeaWorld of noncompliance with any law or of any other wrongdoing.

Cooperation

2.	Employee will fully cooperate with any request made by SeaWorld relating to or arising out of any of the matters that Employee worked on, learned of or became familiar with or that occurred during Employee’s employment with SeaWorld, including, but not limited to, disputes, claims, investigations, proceedings or litigation arising out of or relating to such matters. If Employee incurs any expense as the result of Employee’s cooperation with any such request, reasonable and documented expenses will be reimbursed to Employee by SeaWorld.

Release of Claims

3.	Except for the obligations of SeaWorld as stated in the Separation Agreement (in particular under Section 2 thereof) and this Release, Employee, of Employee’s own free will, voluntarily waives, releases and forever discharges SeaWorld, its parents, affiliates, subsidiaries, Beneficiaries (as defined in the Separation Agreement), successors and assigns and their respective directors, officers, employees and other authorized representatives (collectively the “Releasees”) from all actions, causes of action, claims, debts, charges, complaints contracts and promises of any kind, whether known or unknown, which Employee, Employee’s heirs, executors, administrators, successors and assigns (referred to collectively throughout this Release as “Employee”) may have from all time in the past to the effective; date of this Release, including, but not limited to, all matters or claims relating to or arising out of Employee’s employment by SeaWorld and the cessation of Employee’s employment and including, but not limited to, any violation of Title VII of the Civil Rights Act of 1964, as amended; the Employee Retirement Income Security Act, as amended; the Age Discrimination in Employment Act; the Florida Civil Rights Act; the Pennsylvania Human Relations Act; the Texas Commission on Human Rights Act; the Virginia Human Rights Act; the Virginians With Disabilities Act; and any other applicable federal, state, or local statute or ordinance.

4.	Except as otherwise provided in this Release, this release shall not apply to any claim for accrued and vested benefits which may be due to Employee under any SeaWorld employee benefit plan (other than the KESP, as defined in the Separation Agreement) in which Employee is or was a participant. This Release shall not release Sea World or any other person from any claim related to, or otherwise adversely affect, Atchison’s entitlement to indemnification under the Sea World (and any applicable affiliated company’s) charter, bylaws, any specific indemnification agreement entered into prior to the Date of Termination (as defined under the Separation Agreement) or under applicable law, and to coverage as an insured under applicable directors and officers liability insurance, for all time hereafter in which he may be subject to liability for his acts and omissions to act occurring during the period Atchison served as any and all of a director, officer or employee of Sea World through the Date of Termination.

5.	Employee expressly waives any and all rights under Section 1542 of the Civil Code of the state of California and under any statute, rule or principle of common law or equity of any jurisdiction that is similar to Section 1542 (“similar provision”). Thus, Employee acknowledges that Employee may not invoke the benefits of Section 1542 or any similar provision in any jurisdiction in order to prosecute or assert in any manner any claims released in this Release. Employee is aware that Section 1542 provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his/her favor at the time of executing the release, which if known by him must have materially affected his/her settlement with the debtor.”

6.	Nothing in this section shall prevent Employee from filing an administrative charge if applicable law requires that Employee be permitted to do so; provided, however, that Employee understands and agrees that Employee is waiving Employee’s right to any monetary recovery in connection with such a charge that Employee might file with an administrative agency.

7.	Nothing in this section will affect Employee’s right to participate in any governmental investigation.

Continuation of Restrictive Covenants; Separate Liability

8.	Employee agrees and acknowledges that, except as may be expressly otherwise agreed by the parties hereto or in the Separation Agreement, the restrictive covenants set forth in Appendix A of the Restricted Stock Agreements (as defined in the Separation Agreement) shall continue in full force and effect pursuant to their terms and are incorporated by reference herein and made a part hereof; provided, however, that Sections 1(a)(i), (ii) and (iii) of Appendix A of the Restricted Stock Agreements and Section 1.2.1 of the KESP shall not apply or be of further force and effect and SeaWorld hereby waives Employee’s obligations to comply with Sections 1(a)(i), (ii) and (iii) of Appendix A of the Restricted Stock Agreements and Section 1.2.1 of the KESP. Employee further agrees and understands that his obligations set forth in this Section 8 (including the restrictive covenants incorporated by reference herein) are separate from any other provisions in this Release and that any breach of the provisions of this Section 8 may be treated by SeaWorld and the Beneficiaries as a breach for which Employee may be separately liable, and for which SeaWorld may, seek any remedies to which it is entitled as set forth in the Restricted Stock Agreements or otherwise at law or in equity.

Severability

9.	Should Employee challenge any provision of this Release and such provision be declared illegal or unenforceable by any arbitrator or court of competent jurisdiction and is not modified to be enforceable, such provision will immediately become void, leaving the remainder of this Release in effect. However, if any portion of the general release (Paragraph 3) is ruled to be unenforceable as a result of such challenge, Employee agrees that SeaWorld and/or any of the Releasees will be entitled to a set-off against any subsequent judgment or award made to Employee in the amount of all amounts paid to Employee by SeaWorld under Section 2.1 and Section 2.4 of the Separation Agreement.

Choice of Law

10.	This Release shall be governed by and construed according to the law of the State of Florida. This Release constitutes the entire understanding between Employee and SeaWorld with respect to its subject matter and supersedes all previous or contemporaneous negotiations, commitments, agreements, statements, representations, or promises, oral or written, between the parties. This Release may not be modified except in a writing signed by both parties.

Arbitration

11.	SeaWorld and Employee agree that all disputes between the parties relating to or arising out of this Release (other than Section 8 of this Release) or Employee’s employment (or termination thereof) with SeaWorld must be resolved through the SeaWorld Dispute Resolution Program, which includes final and binding arbitration of covered claims.

EMPLOYEE HAS CAREFULLY READ THIS “CONFIDENTIAL AGREEMENT AND RELEASE AND WAIVER OF CLAIMS.” EMPLOYEE KNOWS AND UNDERSTANDS ITS CONTENTS. EMPLOYEE IS ENTERING INTO THIS RELEASE AS EMPLOYEE’S OWN FREE ACT AND DEED. EMPLOYEE FURTHER REPRESENTS AND AGREES THAT:

•	THIS RELEASE ADVISES EMPLOYEE IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS RELEASE;

•	EMPLOYEE FULLY UNDERSTANDS THAT EMPLOYEE’S EXECUTION OF THIS RELEASE CONSTITUTES A FULL AND FINAL RELEASE OF ALL CLAIMS THAT EMPLOYEE MAY HAVE AGAINST SEAWORLD AS OF THE EFFECTIVE DATE OF THIS RELEASE WITH FINAL AND BINDING EFFECT;

•	EMPLOYEE HAS BEEN GIVEN AT LEAST 21 DAYS TO CONSIDER THIS RELEASE;

•	FOR A PERIOD OF SEVEN DAYS FROM THE DATE EMPLOYEE SIGNS THIS RELEASE, EMPLOYEE MAY REVOKE THIS RELEASE BY NOTIFYING SEAWORLD IN WRITING OF EMPLOYEE’S INTENT TO DO SO;

•	EMPLOYEE’S ACCEPTANCE OF BENEFITS AND/OR PAYMENTS PURSUANT TO THE SEPARATION AGREEMENT WILL CONSTITUTE AN ADMISSION THAT EMPLOYEE DID NOT REVOKE THIS RELEASE DURING THE SEVEN (7) DAY REVOCATION PERIOD; AND

•	THIS RELEASE WILL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED.

THIS RELEASE CONTAINS A BINDING ARBITRATION CLAUSE, WHICH MAY BE ENFORCED BY THE PARTIES.

The parties to this Release now voluntarily and knowingly execute this Release:

SEAWORLD ENTERTAINMENT, INC.

By:	/s/ G. Anthony (Tony) Taylor	Date:	December 10, 2014

(SeaWorld Representative)

/s/ James Atchison		Date:	December 10, 2014

JAMES ATCHISON